Exhibit 10.60

                            SOURCE LICENSE AGREEMENT

     This Source License Agreement (the "Agreement"), dated July 13, 1999, is entered into by and between Celerity Solutions, Inc., a Delaware corporation, with offices at 270 Bridge Street, Suite 301, Dedham, Massachusetts, 02026 ("Licensor"), and Paul Carr, currently the CEO of Celerity Solutions Inc. whose home address is 2 Monadnock Road, Wellesley MA 02181 ("Licensee").

                                    RECITALS

     A. Licensor is the owner of certain computer software.

     B. Licensee desires to obtain a license to use such software, and Licensor desires to grant such a license, upon and subject to the terms and conditions contained in this Agreement.

                                    AGREEMENT

     In consideration of the foregoing recitals and the mutual covenants set forth below, the parties hereto agree as follows:

     1. Definitions. For purposes of this Agreement, each of the following terms shall have the meaning stated in this Section 1:

          1.1 Licensed Software. "Licensed Software" shall mean the Supply Chain Planner Software.

          1.2 Supply Chain Planner Software. " SCP Software" shall mean the Source Code and Object Code for that certain software, the Source Code of which is described on Exhibit A attached hereto.

          1.3 Documentation. " Documentation" shall mean technical, user and marketing materials pertaining to the Licensed Software, together with other materials created by Licensor to facilitate the usage of Third Party Tools, all as the same shall exist on the date of this Agreement. Such materials include, without limitation, procedures manuals, text to the on-line help, database schematics, program specifications, functional specifications, flow charts, white papers, published bug lists and features lists.

          1.4 Enhancement. "Enhancement" shall mean (a) any new version, update or release of the Licensed Software or the Documentation or any prior Enhancement, (b) any change or addition that, when made or added to the Licensed Software or Documentation or any prior Enhancement, changes its utility, efficiency or functional capability, or (c) any change or addition that, when made or added to the Licensed Software or Documentation or any prior Enhancement, corrects an error, or a procedure or routine that, when observed eliminates the adverse effect of that error on the Licensed Software, Documentation or prior Enhancement.

          1.5  Licensee   Enhancements.   "Licensee   Enhancements"  shall  mean
     Enhancements which are developed by Licensee.

          1.6 Derivative Works. "Derivative Works" shall mean any Enhancement or other work that is based upon the Licensed Software or Documentation or a prior Derivative Work thereof, such as a revision, modification, translation, abridgement, condensation, expansion, or any other form in which such preexisting works may be recast, transformed, or adapted, and that, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement.

          1.7 Third Party Tools. "Third Party Tools" shall mean all of the third party software utilized by Licensor to support the creation, development, maintenance and installation of the Licensed Software, without limitation, the Third Party Tools identified on Exhibit B.

          1.8 Source Code. "Source Code" shall mean computer programming code in a form that a human, familiar with computer language, may deduce with reasonable ease, or in an encoded machine readable form, such as recordation on a magnetic tape or floppy disk, which can be processed by a computer to produce a printed document that a human, familiar with computer language, may deduce with reasonable ease.

          1.9 Object Code. "Object Code"shall mean computer programming code that results when a computer translates or processes Source Code into machine language intermediate code that is not convenient to human understanding of the program logic, but which is appropriate for execution or interpretation by a computer.

     2. Title.

          2.1 Licensor Title. Licensee acknowledges and agrees that, as between Licensor and Licensee, all right, title and interest in and to the Licensed Software and the Documentation, as they exist as of the date of this Agreement and all copyrights and other intellectual property rights with respect to these items shall be owned exclusively by Licensor.

          2.2 Licensee Title. Licensor acknowledges and agrees that, as between Licensor and Licensee, all right, title and interest in and to (a) all Licensee Enhancements, (b) all Derivative Works prepared by Licensee (subject to Licensor's ownership of the preexisting work from which the Derivative Work is derived, if applicable), and (c) all copyrights and other intellectual property rights with respect to the items referred to in clauses (a) and (b), shall be owned exclusively by Licensee.

     3. Grant of License.

          3.1 Grant of License by Licensor. Subject to the terms and conditions contained in this Agreement, Licensor hereby grants to Licensee a perpetual, worldwide, irrevocable, non-exclusive, assignable, transferable and sub-licensable license to (a) use (for any purpose), execute, reproduce, market and distribute the Licensed Software, Documentation, all Licensee Enhancements and other Derivative Works, and (b) make Licensee Enhancements and other Derivative Works.

     4. General Terms.

          4.1 Term. The term of this Agreement shall commence on the date of this Agreement and shall continue in perpetuity (or for the longest period of time otherwise permitted by law), unless sooner terminated by either Party as provided in Section 4.4 below.

          4.2 Delivery of Licensed Software. Within thirty (30) days following the date of this Agreement, Licensor shall deliver to Licensee (a) copies of the Licensed Software (in both Object Code and Source Code form), including the most recent version thereof and all prior versions, and (b) copies of the Documentation.

          4.3 License Fees. In consideration of the rights granted to Licensee under this Agreement, Licensee shall pay a license fee to Licensor of $200,000. Licensee will pay this fee through a reduction in the outstanding amount owed by Licensor under that certain Non-Negotiable Promissory Note and Security Agreement dated March 31, 1997 in the original principal amount of $1,613,177 executed by Licensor in favor of Licensee.

          4.4 Non-Compete. Licensee agrees not to license, sublicense, assigns, sell or otherwise transfer the Licensed Software to a third party until the early of (a) 12 months after Licensee leaves the employment of Licensor or any successor in interest or (b) the date Licensor files, or has filed against it, a petition or other action under any federal or state bankruptcy or debtor relief laws, or makes an assignment for the benefit of its creditors.

     5. Protection of Proprietary Rights.

          5.1 Confidentiality Obligations of Licensee; Copyright Notices. Licensee shall protect the confidentiality of the Licensed Software, and the Documentation, using at least as great a degree of care as it uses in protecting its own highly valuable and confidential trade secrets, but no less than a reasonable degree of care under the circumstances. Licensee shall not remove from any copies of the Licensed Software of the Documentation, any copyright notice of Licensor appearing thereon, and shall include such copyright notice at the appropriate place on each copy of the Licensed Software, and the Documentation made by Licensee.

          5.2 Trademarks. Licensee acknowledges that Licensor shall continue to exclusively own all right, title and interest in and to all trademarks currently used by Licensor in connection with the Licensed Software and the Documentation and Licensee further acknowledges and agrees that it shall not in any way utilize such trademarks without the express written consent of Licensor.

          5.3 Residuals. Each of the parties acknowledges that during the course of the exercise of the rights and obligations granted or imposed by this Agreement the parties will be given access to confidential information belonging to each other. Each of the parties shall be free, either during the term of this Agreement or thereafter, to use for any purpose the
     "residuals" resulting from access to or work with such confidential information. The term "residuals" for purposes of this Agreement shall mean non-confidential information which may be retained by either party, including non-confidential ideas, concepts, know-how or techniques contained therein. Accordingly, but without limiting the generality of the foregoing, either party shall be free to use "residuals" to develop software which is similar to and/or competitive with software belonging to either party to which either party is given access during the course of the exercise of the rights and obligations granted or imposed under this Agreement, and the other party shall neither have any right, title or interest therein, nor shall it be entitled to receive royalties with respect thereto.

          5.4  Limitations on  Confidentiality.  The  restrictions  set forth in
     Section 5.1 above respecting confidentiality shall not apply to any material which is (a) rightfully in the public domain; (b) rightfully received by the receiving party from a third party without any obligation of confidentiality imposed by the owner of the material in question or applicable law; (c) rightfully known to the receiving party without any limitation on use or disclosure prior to its receipt from the other party;
     (d) independently developed by personnel of the receiving party; or (e) generally made available to third parties by the owner of the material in question without restriction on disclosure. In the event that either party is requested or required by any tribunal, court or governmental agency (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, formal request or similar process) to disclose the confidential material of the other party, the party who has been so requested or required shall provide the other party with prompt notice of such request(s) so that such party may seek an appropriate protective order and/or waive the other party's compliance with the provisions of Section 5 .1, as the case may be. If, in the absence of a protective order or the receipt of a waiver from the owner of the material in question, the other party is nevertheless advised by its counsel in writing that it is required under applicable law to disclose the information so requested to such tribunal, court or governmental agency, such party may disclose such information to such tribunal, court or governmental agency without liability under this Agreement.

          6. Competitive Software; Competition. Licensor acknowledges that Licensee may at any time after termination of the Non-Compete period, as mentioned in Section 4.5 contained herein, develop, market, distribute and/or license software products similar to and/or competitive with the Licensed Software and that nothing contained in this Agreement shall limit in any way Licensee's right to do so.

     7. Disclaimer of Warranties.

          7.1 Disclaimer of Licensor's Warranties. Licensee acknowledges and agrees that, except as stated in Section 8 below, the Licensed Software and Documentation will be provided to Licensee "as is." EXCEPT AS SPECIFICALLY PROVIDED, IN THIS AGREEMENT LICENSOR EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES PERTAINING TO THE LICENSED SOFTWARE AND THE DOCUMENTATION, OR THE USE THEREOF, INCLUDING BUT NOT LIMITED TO, ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     8. Representations and Warranties.

          8.1 Representations and Warranties by Licensor. Licensor hereby represents and warrants to Licensee that (a) Licensor is the sole owner of all right, title and interest in and to the Licensed Software and the Documentation as the same exist as of the date of this Agreement, and of all copyrights and other intellectual property rights with respect thereto,
     (b) Licensee's exercise of the rights granted to it under this Agreement with respect to the Licensed Software, and the Documentation will not violate any copyright or other intellectual property right of any other person or entity.

          8.2 Representations and Warranties by Licensee. Licensee hereby represents and warrants to Licensor that (a) Licensor will be the sole owner of all right, title and interest in and to any and all Licensee Enhancements, and of all copyrights and other intellectual property rights with respect thereto, and (b) Licensor's exercise of the rights granted to it under this Agreement with respect to the Licensee Enhancements will not violate any copyright or other intellectual property right of any other person or entity.

     9. Additional Covenants.

          9.1 Hiring of Employees. Licensor and Licensee each acknowledge that it would receive substantial value and that the other would be deprived of the benefits of its work force if it were to hire any person who is, as of the date of this Agreement, a full-time employee of the other party, unless at least twelve months shall have elapsed between the termination of such person's employment with one party and his or her hiring by the other party. It is further acknowledged that a breach of this Section 9.1 would result in injury to the non-breaching party that would be difficult or impossible to accurately ascertain. Therefore, because of the impossibility of ascertaining actual damages, it is agreed that in the event of a breach of this Section 9.1, the breaching party will pay to the other party with respect to each such breach the sum of Fifty Thousand Dollars ($50,000), as liquidated damages and not as a penalty. The parties agree that the amount of liquidated damages specified herein represents a reasonable approximation of the damages which would be incurred as a result of the breach of this Section 9.1.

     10. Indemnification.

          10.1 Indemnification by Licensor. Licensor shall indemnify, defend, and hold Licensee harmless from and against any and all losses, liabilities, claims, obligations, costs and expenses, including but not limited to reasonable attorneys' fees, suffered or incurred by Licensee as the result of the inaccuracy of any representation or warranty made by Licensor in this Agreement, or the breach by Licensor of any of its covenants or obligations under this Agreement; provided, however, that in no event shall Licensor's liability hereunder exceed $200,000.

          10.2 Indemnification by Licensee. Licensee shall indemnify, defend, and hold Licensor harmless from and against any and all losses, liabilities, claims, obligations, costs and expenses, including but not limited to reasonable attorneys' fees, suffered or incurred by Licensor as the result of the inaccuracy of any representation or warranty made by Licensee in this Agreement, or the breach by Licensee of any of its covenants or obligations under this Agreement.

     11. Miscellaneous.

          11.1 Modification. No amendment or addition to, or modification of, any provision contained in this Agreement shall be effective unless fully set forth in writing signed by both of the parties hereto.

          11.2 Attorneys' Fees. In the event of any arbitration or proceeding arising out of or related to t his Agreement, the prevailing party shall be entitled to recover from the other party all of the prevailing party's costs and expenses incurred in connection with such arbitration or proceeding, including court costs and reasonable attorneys' fees.

          11.3 Choice of Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts, irrespective of such state's choice-of-law principles.

          11.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and is the final, complete and exclusive expression of the terms and conditions thereof. All prior or contemporaneous agreements, representations, negotiations and understandings of the parties hereto, oral or written, express or implied, are hereby superseded and merged herein.

          11.5 Captions. The captions of the sections and subsections of this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

          11.6 General Interpretation. The terms of this Agreement have been negotiated by the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted, or in favor of the party receiving a particular benefit under the agreement. No rule of strict construction will be applied against any person.

          11.7 Notices. All notices, requests, demands, and other communications required to or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the other party; or (ii) when received when sent by telex or facsimile at the address and number set forth below (provided, however, that notices given by facsimile shall not be effective unless either (a) a duplicate copy of such facsimile notice is promptly given by depositing the same in a United States post office with first-class postage prepaid and addressed to the parties as set forth below, or (b) the receiving party delivers a written confirmation of receipt for such notice either by facsimile or any other method permitted under this Section; additionally, any notice given by telex or facsimile shall be deemed received on the next business day if such notice is received after 5:00 p.m. (recipient's time) or on a nonbusiness day); or (iii) three (3) business days after the same have been deposited in a United States post office with first class or certified mail return receipt requested postage prepaid and addressed to the parties as set forth below; or (iv) the next business day after the same have been deposited with a national overnight delivery service reasonably  approved by the  parties  (Federal  Express  and DHL  WorldWide
     Express being deemed approved by the parties), postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

         If to Licensor:

                  Celerity Solutions, Inc.
                  270 Bridge Street
                  Suite 301
                  Dedham, MA 02026
                  Attention: Chief Executive Officer
                  FAX (781) 329-1655

         If to Licensee:

                  Paul Carr
                  2 Monadnock Road
                  Wellesley, MA 02181

     Each party shall make an ordinary, good faith effort to ensure that it will accept or receive notices that are given in accordance with this Section, and that any person to be given notice actually receives such notice. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

          11.8 Relationship of Parties. Each party acknowledges that it is an independent entity and is not subject to the control of the other party in any manner except as otherwise expressly provided herein. Nothing contained herein shall be construed to constitute the parties as partners or joint venturers, or to render either party liable for any of the debts or obligations of the other party. Neither party has any authority to bind the other party in any manner whatsoever except as otherwise expressly provided herein.

          11.9 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same instrument.

          11.10 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.



              [THE SIGNATURES HERETO APPEAR ON THE FOLLOWING PAGE.]

     IN WITNESS WHEREOF, the parties hereto have executed this Source License Agreement.

                                             CELERITY SOLUTIONS, INC.



                                             By: /s/Paul Carr
                                                 ---------------------------
                                             Its: President

                                             PAUL CARR

                                             By: /s/ Paul Carr
                                                 ---------------------------

                                    EXHIBIT A

                  DESCRIPTION OF SUPPLY CHAIN PLANNER SOFTWARE


     The SCP software is all of the C, C++, and Visual Basic software related to Supply Chain Planning, Supply Chain Monitoring, Transportation Planning and Load Building. that Celerity obtained through the acquisition of Client Server Technologies Inc., on March 31, 1997, plus all of the subsequent versions which have been developed from the date of that acquisition through the date of this Agreement. Without limiting the generality of the foregoing, the SCP Software is further defined, without any limitation, as a system that (a) receives messages for supply, demand, forecast and inventory balances, (b) contains a model for resupplying items and locations, (c) maintains a schedule of planned order for each product and location, (d) performs bill-of-material explosions and plans resultant material requirements, (e) monitors supply and demand and generates appropriate exception notices on request, (e) provides the ability to establish multiple planning databases called planning domains and allows the user to link supply and demand across domains, (f) provides transportation planning and load building facilities, (g) provides the ability to browse and page through graphs projecting inventory availability for multiple products at multiple locations.

     Capitalized terms which are used in this Description of the Supply Chain Planner Software and which are not otherwise defined herein shall have the meaning given to them in the Agreement.

                                    EXHIBIT B

                                THIRD PARTY TOOLS


     Tool Name                         Tool Description                             Purpose
Oracle 7.3.x                       Relational Database                     Continuum Server Database

Personal Oracle 7.3.x              Relational Database for Laptop          Server Database for demos on Laptop

Microsoft Visual C++               Programming language                    WMS RF

Pro-C Compiler 2.2.4               Pre Compiler for C                      Pre-compile SQL based C code into C code

MS Visual Source Safe              Version Control                         Version Control

PL/SQL Oracle Debugger             Oracle PL/SQL Debugger                  Debugging PL/SQL code running on the
                                                                           server

Doc to Help                        Online Help documentation Tool          Creation of online documentation for
                                                                           help screen integrated into the
                                                                           application

Micro Focus COBOL                  Programming language                    Development of the Micro Focus based
                                                                           products